Exhibit 5.18
Dr. David Crane
Ivanhoe Mines Limited
Consent of Qualified Person

TO:	British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
Autorité des Marchés Financiers du Québec
New Brunswick Securities Commission
Nova Scotia Securities Commission
Securities Office, Prince Edward Island
Securities Commission of Newfoundland and Labrador
Yukon Registrar of Securities
United States Securities and Exchange Commission
I, Dr. David Crane, do hereby confirm that:
1.	on September 28, 2010, Ivanhoe Mines Ltd. (“Ivanhoe”) filed, with the Canadian Securities Commissions listed above, a Press Release, dated September 28, 2010 (the “Press Release”);

2.	information of a scientific or technical nature contained in the Press Release in respect of Ivanhoe’s Oyu Tolgoi Project in Mongolia (“Technical Data”), was prepared under the supervision of myself; and

3.	I have read the Short Form Prospectus of Ivanhoe (the “Prospectus”) and the U.S. Registration Statement on Form F-10 (the “Registration Statement”, such Registration Statement together with the Prospectus, the “Disclosure Documents”), each relating to a rights offering and dated December 16, 2010.
I do hereby consent to the use of my name in the Disclosure Documents and confirm that: (i) the information included in the Disclosure Documents which is derived from the Technical Data fairly and accurately represents the information in the Press Release that supports such disclosure; and (ii) I am not aware of any misrepresentations in the information contained in the Disclosure Documents as a result of the services I performed for Ivanhoe in connection with the Press Release.
Dated this 16th day of December, 2010.

“signed Dr. David Crane”

Signature of Qualified Person

Dr. David Crane

Printed Name of Qualified Person